NEWS RELEASE

For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR FOURTH QUARTER
AND FULL YEAR 2013

SEATTLE, WA, February 20, 2014 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its fourth quarter and full year 2013 results.

Operating Summary 2013 Compared to 2012

•	Community, ancillary services and management fee revenue increased $541.7 million, or 39.0% to $1.9 billion

•	Adjusted EBITDAR increased $141.6 million, or 36.3%, to $531.4 million

•	Adjusted cash from facility operations (CFFO) per share increased 17.8% to $1.99

•	Total Portfolio Same Community (as defined below) average monthly revenue per occupied unit increased 2.0% to $4,027

•	Total Portfolio Same Community average occupancy increased 30 basis points to 86.8%

Operating Summary for the Fourth Quarter 2013 Compared to the Fourth Quarter 2012

•	Community, ancillary services and management fee revenue increased $101.2 million, or 24.6% to $513.3 million

•	Adjusted EBITDAR increased $29.8 million, or 25.6% to $146.0 million

•	Adjusted CFFO per share increased 32.5% to $0.53

•	Total Portfolio Same Community average monthly revenue per occupied unit increased 0.7% to $4,025

•	Total Portfolio Same Community average occupancy improved 30 basis points to 87.1%

Granger Cobb, President and Chief Executive Officer, commented, “Our focus on providing an enriching environment and excellent customer service to the seniors that are entrusted to our care has enabled us to post solid 2013 results.  We grew same community occupancy and rate, and achieved adjusted CFFO per share growth of over 17%. We also expanded our home healthcare services to two new states while continuing to see demand for these services grow within our Florida communities.”
As of December 31, 2013, Emeritus operated 512 senior living communities:

•	497 communities are in the consolidated portfolio (consisting of owned and leased communities);

•
469 communities have been continuously operated (owned, leased, and managed) since January 1, 2012 (“Total Portfolio Same Community”) (information for this portfolio is included for certain comparative purposes but is not a subset of the Company’s historical consolidated results);

•	319 consolidated communities have been continuously operated in our consolidated portfolio since January 1, 2012 (“Consolidated Same Community”); and

•	15 communities are managed.

2013 Annual Consolidated Results

Community, ancillary services and management fee revenue increased $541.7 million, or 39.0%, to $1.9 billion in 2013, compared to $1.4 billion in the prior year.  The increase in revenue was primarily due to the Company’s lease and ownership acquisition of 142 communities in the fourth quarter of 2012 and the first quarter of 2013 that the Company previously managed for a joint venture (the "Blackstone JV"). The increase was also attributable to the Company’s fourth quarter 2012 acquisition of Nurse on Call, Inc. (“NOC”), the largest Medicare-licensed provider of home healthcare services in Florida, as well as increased same community rates in the senior housing portfolios. Total average monthly revenue per occupied unit for the consolidated portfolio was $4,000 for 2013 compared to $4,127 for 2012; the rate decrease was due primarily to the acquisition of the Blackstone JV communities, which have lower average rates than the legacy Emeritus communities. Consolidated rates were also impacted by the September 2013 acquisition of the Merrill Gardens communities, which have a higher proportion of independent living units that generally have lower rates than assisted living units. Average occupancy for the consolidated portfolio grew 30 basis points to 87.1% in 2013 from 86.8% in 2012.

Total Portfolio Same Community average monthly revenue per occupied unit increased 2.0% in 2013 compared to 2012, and average occupancy improved by 30 basis points when comparing the same periods. Consolidated Same Community average monthly revenue per occupied unit increased 1.6% to $4,246 in 2013 as compared to 2012, and occupancy was 86.9% in 2013, compared to 87.0% in the prior year.

Community and ancillary services operating expenses were $1.3 billion in 2013 compared to $919.6 million in 2012. The increase was due primarily to the acquisition of the Blackstone JV communities and NOC.  Community operating expenses in the Consolidated Same Community portfolio increased $23.6 million or 2.8% due primarily to increases in salaries and benefits, professional liability insurance, marketing and maintenance, offset somewhat by lower employee health insurance and bad debt expense.

Community and ancillary operating income increased $154.0 million, or 34.2%, to $604.4 million in 2013, compared to the prior year, primarily as a result of acquisition-related activities. Community and ancillary operating income margin was 31.4% in 2013, compared to 32.9% in 2012. Operating margin was impacted by acquisition-related activities between the periods, and in particular the acquisition of NOC, which operates at a lower margin percentage than the Company's historical business. Consolidated Same Community operating income margin was 32.9% in 2013 compared to 33.8% in 2012. Total Portfolio Same Community operating margin was 33.2% in 2013 as compared to 33.4% in the prior year.

The consolidated increase in general and administrative expenses in 2013 includes the effects of the Company's acquisition of NOC, which operates at a higher level of such expenditures in relation to the corresponding revenues. Excluding NOC, as well as noncash stock-based compensation expenses, senior living general and administrative expenses as a percent of total operated senior living community revenue held steady at 4.8% for both 2013 and 2012.

In 2013, Adjusted EBITDAR increased $141.6 million, or 36.3%, to $531.4 million compared to 2012, with the increase primarily driven by the increase in community operating income.  Adjusted CFFO per share increased 17.8% to $1.99 per share, compared to $1.69 per share in 2012.

2013 Fourth Quarter Consolidated Results

Community, ancillary services and management fee revenue increased $101.2 million, or 24.6% to $513.3 million in the fourth quarter of 2013, compared to $412.1 million in the fourth quarter of 2012.  The increase in revenues resulted primarily from the Blackstone JV and NOC acquisitions, as previously described.   Total average monthly revenue per occupied unit for the consolidated portfolio was $3,968 in the fourth quarter of 2013 compared to $4,077 in the fourth quarter of 2012.  The rate decrease was primarily attributable to acquisitions, as previously described. In the fourth quarter of 2013, total average occupancy for the consolidated portfolio grew 100 basis points to 87.8%, compared to 86.8% in the fourth quarter of 2012.

Total Portfolio Same Community average monthly revenue per occupied unit increased 0.7% in the fourth quarter of 2013, compared to the fourth quarter of 2012, and average occupancy improved by 30 basis points when comparing the same periods.
Consolidated Same Community average monthly revenue was $4,237 in the fourth quarter of 2013, compared to $4,231 in the fourth quarter of 2012, and occupancy was 87.2% for both periods.

Community and ancillary services operating expenses were $349.4 million in the fourth quarter of 2013, compared to $275.6 million in the fourth quarter of 2012.  The increase was due primarily to the acquisition of the Blackstone JV communities and NOC.  Community operating expenses in the Consolidated Same Community portfolio increased $5.4 million, or 2.6%, due primarily to increases in salaries and benefits, professional liability insurance, utilities, and bad debt, offset somewhat by lower employee health insurance and workers compensation expense.

Community and ancillary operating income grew $29.3 million, or 21.9%, to $163.3 million in the fourth quarter of 2013, compared to the fourth quarter of 2012, primarily as the result of acquisition-related activities.  Community and ancillary operating income margin was 31.8% in the fourth quarter of 2013 compared to 32.7% in the 2012 period, and was likewise impacted by acquisition-related activities between the periods.  Consolidated Same Community operating income margin was 33.0% in the fourth quarter of 2013, compared to 34.6% in the 2012 period, and Total Portfolio Same Community operating margin was 33.6% in the fourth quarter of 2013, as compared to 34.3% in the prior-year quarter.

Excluding NOC and noncash stock-based compensation expenses, senior living general and administrative expenses as a percent of total operated senior living community revenue decreased to 4.8% in the fourth quarter of 2013, compared to 5.0% in the fourth quarter of 2012.

For the fourth quarter of 2013, Adjusted EBITDAR increased $29.8 million, or 25.6%, to $146.0 million, compared to the fourth quarter of 2012, with the increase primarily driven by the increase in community operating income.  Adjusted CFFO per share increased 32.5% to $0.53 per share, compared to $0.40 per share in the fourth quarter of 2012.

Pending Merger Transaction

The Company announced today that it has entered into a definitive merger agreement with Brookdale Senior Living, Inc. ("Brookdale") (NYSE: BKD). Under the agreement, at the effective time of the merger Emeritus shareholders will receive 0.95 of a share of Brookdale common stock in exchange for each share of their Emeritus common stock. The closing of the merger is expected to occur in the third quarter of 2014, subject to the satisfaction of customary closing conditions and regulatory approvals, Hart-Scott-Rodino Antitrust Improvements Act review and shareholder approval for each company.

For additional important information regarding the pending merger transaction with Brookdale, please refer to the Company’s joint press release, available on our website at www.emeritus.com/Investors, or by reviewing our Current Report on Form 8-K to be filed with the Securities and Exchange Commission ("SEC"), which can be found in the Company’s SEC filings at www.sec.gov.

Webcast and Conference Call

The Company will participate in a joint call with Brookdale on February 20, 2014 at 5:30 P.M. Eastern Time.  Domestic and international participants may access the conference call toll-free by dialing (866) 900-2996 (US/Canada Toll Free) and (706) 643-2685 (International Toll) respectively, and using the passcode 34939607. The live conference call and the conference call replay will be available under the investor relations section of each company’s website, at www.brookdale.com and www.emeritus.com. To access a telephonic replay of the conference call, please dial (855) 859-2056 (US/Canada Toll Free) or (404) 537-3406 (International Toll), passcode 34939607.  A set of slides which will be referred to on this webcast will be posted to the Brookdale and Emeritus websites prior to the call.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the SEC.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and year ended December 31, 2013 and 2012 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net loss	$(49,059)	$(27,525)	$(152,970)	$(85,075)
Depreciation and amortization	45,869	42,605	181,483	140,629
Interest income	(116)	(105)	(462)	(408)
Interest expense	71,659	60,862	287,389	176,945
Net equity losses for unconsolidated joint ventures	32	76	125	576
Income tax (benefit) provision	(1,480)	(2,078)	639	(1,158)
Loss from discontinued operations	5,878	—	11,100	7,705
Amortization of above/below market rents	1,230	1,309	4,930	6,299
Amortization of deferred gains	(230)	(264)	(957)	(1,046)
Loss on early extinguishment of debt	207	53	204	186
Stock-based compensation	4,154	2,727	14,505	11,046
Change in fair value of derivative financial
instruments	83	29	6	948
Deferred revenue	(30)	(620)	2,605	(1,375)
Deferred straight-line rent	3,419	2,859	4,788	6,080
Impairment of long-lived assets	8,227	—	8,227	2,135
Transaction and financing costs	3,904	3,284	5,737	5,923
Transition costs	1,142	—	2,189	—
Self-insurance reserve adjustments, prior years	5,952	3,560	19,376	5,996
Adjusted EBITDA	100,841	86,772	388,914	275,406
Lease expense	45,157	29,446	142,498	114,382
Adjusted EBITDAR	$145,998	$116,218	$531,412	$389,788

The following table shows the reconciliation of net cash provided by operating activities to CFFO and Adjusted CFFO (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$4,348	$5,937	$98,189	$116,558
Changes in operating assets and liabilities, net	25,002	17,005	20,092	(14,735)
Repayment of capital lease and financing obligations	(7,664)	(5,432)	(27,146)	(17,882)
Recurring capital expenditures	(7,780)	(9,303)	(26,473)	(23,947)
Distributions from unconsolidated joint ventures (a)	1	161	472	1,177
Cash From Facility Operations	13,907	8,368	65,134	61,171
Transaction costs	3,904	3,030	5,737	5,510
Transition costs	1,142	—	2,189	—
Self-insurance reserve adjustments, prior years	5,952	3,560	19,376	5,996
Unusual income tax items (b)	—	3,048	—	3,048
Adjusted Cash From Facility Operations	$24,905	$18,006	$92,436	$75,725

CFFO per share	$0.30	$0.19	$1.40	$1.37
Adjusted CFFO per share	$0.53	$0.40	$1.99	$1.69

(a) Excludes distributions resulting from the Blackstone JV transaction, the sale of communities and refinancing of debt.
(b) Consists of state tax expense related to the taxable gain on the Blackstone JV transaction.

Recurring capital expenditures are actual costs incurred to maintain the Company’s communities for their intended business purpose and exclude expenditures for community acquisitions, expenditures incurred in the months immediately following acquisition (and specifically excludes the $30.0 million capital commitment under the lease for the former Blackstone JV communities, approximately $9.5 million of which remains to be invested as of December 31, 2013), new construction and expansions, ROI-designated projects, computer hardware and software, and vehicles.

For a more detailed understanding of Emeritus, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus

Emeritus Senior Living is the nation’s largest assisted living and memory care provider, with the ability to serve nearly 54,000 residents. Over 32,000 employees support more than 500 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process. Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.Emeritus.com, which also offers details on the organization’s services. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

Important Additional Information about the Proposed Transaction
In connection with the proposed transaction, Brookdale plans to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Emeritus and Brookdale that also constitutes a prospectus of Brookdale. Emeritus and Brookdale will mail the proxy statement/prospectus to each of their respective shareholders. This communication does not constitute a solicitation of any vote or approval. The joint proxy statement/prospectus to be filed with the SEC related to the proposed transaction will contain important information about Brookdale, Emeritus, the proposed transaction and related matters. WE URGE INVESTORS AND SHAREHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the joint proxy statement/prospectus, when it is filed with the SEC, and other documents filed by Emeritus and Brookdale with the SEC through the website maintained by the SEC at www.sec.gov. The joint proxy statement/prospectus, when it is filed with the SEC, and the other documents filed by Emeritus and Brookdale with the SEC may also be obtained for free by accessing Emeritus' website at www.emeritus.com (which website is not incorporated herein by reference) and clicking on the “Investors” link and then clicking on the link for “SEC Filings” or by accessing Brookdale’s website at www.brookdale.com (which website is not incorporated herein by reference) and clicking on “About Brookdale” and then clicking on the link for “Investor Relations” and then the link “SEC Filings.”
Emeritus, Brookdale and their respective directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed merger transaction will be set forth in the joint proxy statement/prospectus described above when it is filed with the SEC. Additional information regarding each of Emeritus’ and Brookdale’s respective executive officers and directors, including shareholdings, is included in Emeritus’ definitive proxy statement for 2013, which was filed with the SEC on April 9, 2013, and Brookdale’s definitive proxy statement for 2013, which was filed with the SEC on April 30, 2013, respectively. You can obtain free copies of this document from Emeritus or Brookdale, respectively, using the contact information above.
Forward-Looking Statements
Statements made in this communication and related statements that express Emeritus' or our management’s intentions, hopes, indications, beliefs, expectations, or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the ability to obtain licensure, regulatory and other third party approvals of the merger transaction on the proposed terms and schedule; the ability to obtain shareholder approval of the pending merger transaction; any delay in the closing of the pending merger transaction; disruptions to our business as a result of the pending merger transaction, affecting relationships with residents, employees and other business relationships; the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; successfully integrating home health agency services into our senior living communities; uncertainties regarding government-reimbursement programs for our services; increases in interest costs as a result of refinancing; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share data)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$76,672	$59,795
Short-term investments	7,394	4,910
Trade accounts receivable, net of allowance of $9,380 and $7,179	53,714	53,138
Other receivables	10,310	28,533
Tax, insurance, and maintenance escrows	28,067	23,813
Prepaid insurance expense	28,109	24,297
Deferred tax asset	49,203	33,781
Other prepaid expenses and current assets	14,588	12,185
Property held for sale	17,459	—
Total current assets	285,516	240,452
Investments in unconsolidated joint ventures	2,720	2,513
Property and equipment, net of accumulated depreciation of $701,743 and $533,710	3,875,172	4,011,884
Restricted deposits and escrows	80,919	50,671
Goodwill	189,626	186,756
Other intangible assets, net of accumulated amortization of $40,665 and $47,547	123,557	131,971
Other assets, net	37,138	36,503
Total assets	$4,594,648	$4,660,750

LIABILITIES, SHAREHOLDERS’ EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$152,989	$49,381
Current portion of capital lease and financing obligations	33,565	25,736
Trade accounts payable	30,856	14,244
Accrued employee compensation and benefits	44,603	53,606
Accrued interest	7,529	8,467
Accrued real estate taxes	16,528	16,432
Accrued insurance liabilities	40,482	44,867
Other accrued expenses	39,954	30,291
Deferred revenue	25,822	22,417
Unearned rental income	30,745	30,552
Total current liabilities	423,073	295,993
Long-term debt obligations, less current portion	1,345,242	1,558,936
Capital lease and financing obligations, less current portion	2,481,930	2,384,857
Deferred gain on sale of communities	2,786	3,743
Deferred straight-line rent	74,320	63,920
Other long-term liabilities	153,278	128,472
Total liabilities	4,480,629	4,435,921
Redeemable noncontrolling interest	—	10,105
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	—	—
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 48,118,623 and 45,814,988 shares	5	5
Additional paid-in capital	892,319	839,511
Accumulated deficit	(780,654)	(628,093)
Total Emeritus Corporation shareholders' equity	111,670	211,423
Noncontrolling interest	2,349	3,301
Total shareholders' equity	114,019	214,724
Total liabilities, shareholders' equity, and noncontrolling interest	$4,594,648	$4,660,750

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Community and ancillary services revenue	$512,684	$409,594	$1,927,071	$1,370,019
Management fees	640	2,519	2,650	18,009
Community, ancillary services and management fee revenue	513,324	412,113	1,929,721	1,388,028
Reimbursed costs incurred on behalf of managed communities	7,267	25,450	30,897	180,048
Total operating revenues	520,591	437,563	1,960,618	1,568,076

Expenses:
Community and ancillary services operations	349,425	275,648	1,322,641	919,635
General and administrative	30,602	26,133	117,063	95,625
Transaction costs	3,904	3,030	5,737	5,510
Impairments of long-lived assets	8,227	–	8,227	2,135
Depreciation and amortization	45,869	42,605	181,483	140,629
Lease expense	49,806	33,614	152,216	126,761
Costs incurred on behalf of managed communities	7,267	25,450	30,897	180,048
Total operating expenses	495,100	406,480	1,818,264	1,470,343
Operating income from continuing operations	25,491	31,083	142,354	97,733

Other income (expense):
Interest income	116	105	462	408
Interest expense	(71,659)	(60,862)	(287,389)	(176,945)
Change in fair value of derivative financial instruments	(83)	(29)	(6)	(948)
Net equity losses for unconsolidated joint ventures	(32)	(76)	(125)	(576)
Other, net	1,506	176	3,473	1,800
Net other expense	(70,152)	(60,686)	(283,585)	(176,261)

Loss from continuing operations before income taxes	(44,661)	(29,603)	(141,231)	(78,528)
Benefit of (provision for) income taxes	1,480	2,078	(639)	1,158
Loss from continuing operations	(43,181)	(27,525)	(141,870)	(77,370)
Loss from discontinued operations	(5,878)	—	(11,100)	(7,705)
Net loss	(49,059)	(27,525)	(152,970)	(85,075)
Net loss attributable to the noncontrolling interests	34	33	409	231
Net loss attributable to Emeritus Corporation common shareholders	$(49,025)	$(27,492)	$(152,561)	$(84,844)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.91)	$(0.61)	$(3.04)	$(1.73)
Discontinued operations	(0.13)	–	(0.24)	(0.17)
	$(1.04)	$(0.61)	$(3.28)	$(1.90)

Weighted average common shares outstanding: basic and diluted	47,003	44,888	46,553	44,680

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)
(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(152,970)	$(85,075)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	181,483	140,629
Amortization of above/below market rents	4,930	6,299
Amortization of deferred gains	(957)	(1,046)
Acquisition gain	—	—
Loss on lease termination	456	—
Loss on early extinguishment of debt	806	866
Impairment of long-lived assets	19,494	8,430
Amortization of loan fees	3,026	3,219
Allowance for doubtful receivables	9,858	9,346
Net equity losses for unconsolidated joint ventures	125	576
(Gain) loss on sale of assets	(194)	527
Stock-based compensation	14,505	11,046
Change in fair value of derivative financial instruments	6	948
Deferred straight-line rent	4,788	6,080
Deferred revenue	2,605	(1,375)
Non-cash interest expense	32,492	7,242
Other	(2,172)	(5,889)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(11,198)	(13,704)
Prepaid expenses	(10,470)	(14,625)
Other assets	(28,109)	(1,281)
Trade accounts payable	18,915	2,149
Other accrued expenses and current liabilities	10,327	41,878
Security deposits and other long-term liabilities	443	318
Net cash provided by operating activities	98,189	116,558
Cash flows from investing activities:
Purchase of property and equipment	(68,442)	(37,212)
Acquisitions	(6,652)	(103,784)
Proceeds from the sale of assets	42,228	15,599
Lease acquisition costs and other assets, net	(11,513)	(1,120)
Advances from (to) affiliates and other managed communities, net	12,743	(1,108)
Distributions from unconsolidated joint ventures, net	51,544	90,064
Net cash provided by (used in) investing activities	19,908	(37,561)
Cash flows from financing activities:
Sale of stock, net	43,005	5,331
Proceeds from lease extensions	6,055	—
Purchase and distributions to non-controlling interest, net	(8,847)	—
Increase in restricted deposits	(1,647)	(180)
Purchase of interest rate cap contract	(70)	—
Debt issuance and other financing costs	(2,479)	(1,424)
Proceeds from long-term borrowings and financings	82,664	21,783
Repayment of long-term borrowings and financings	(192,755)	(70,500)
Repayment of capital lease and financing obligations	(27,146)	(17,882)
Net cash used in financing activities	(101,220)	(62,872)
Net increase in cash and cash equivalents	16,877	16,125
Cash and cash equivalents at the beginning of the year	59,795	43,670
Cash and cash equivalents at the end of the year	$76,672	$59,795

Emeritus Corporation
Cash Lease and Interest Expense
Three Months Ended December 31, 2013
(unaudited)
(In thousands)
		Projected
	Actual	Range
	Q4-13	Q1-2014
Facility lease expense - GAAP	$49,806	$49,000	—	$50,000
Less:
Straight-line rents	(3,419)	(3,500)	—	(3,700)
Above/below market rents	(1,230)	(1,200)	—	(1,300)
Plus:
Capital lease interest	48,122	47,500	—	48,500
Capital lease interest - noncash	(7,754)	(7,000)	—	(8,000)
Capital lease principal	7,664	8,000	—	9,000
Facility lease expense - CASH	$93,189	$92,800	—	$94,500

Interest expense - GAAP	$71,659	$70,000	—	$72,000
Less:
Capital lease interest	(48,122)	(47,000)	—	(48,000)
Loan fee amortization and other	(731)	(600)	—	(700)
Interest expense - CASH	$22,806	$22,400	—	$23,300

Depreciation - owned assets	$21,072	$21,000	—	$22,000
Depreciation - capital leases	24,193	24,000	—	24,500
Amortization - intangible assets	604	600	—	700
Total depreciation and amortization	$45,869	$45,600	—	$47,200

EMERITUS CORPORATION
Consolidated Supplemental Financial Information
For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data:	Q1 2013	Q2 2013	Q3 2013	Q4 2013	YTD 2013
Average consolidated communities	463	465	476	500	476
Average available units	40,524	40,757	42,109	44,909	42,075
Average occupied units	35,007	35,333	36,765	39,434	36,635
Average occupancy	86.4%	86.7%	87.3%	87.8%	87.1%
Average monthly revenue per occupied unit	$4,012	$4,014	$4,008	$3,968	$4,000
Calendar days	90	91	92	92	365

Community and Ancillary Services Revenue:
Community revenues	$417,581	$422,288	$438,732	$465,811	$1,744,412
Move-in fees	5,503	5,430	5,538	6,038	22,509
Move-in incentives	(1,722)	(2,282)	(2,186)	(2,422)	(8,612)
Total community revenues	421,362	425,436	442,084	469,427	1,758,309
Ancillary services revenues	41,357	42,374	41,774	43,257	168,762
Total community and ancillary services revenue	462,719	467,810	483,858	512,684	1,927,071

Community and Ancillary Services Operating Expenses:
Salaries and wages - regular and overtime	127,713	129,904	135,849	142,169	535,635
Average daily salary and wages	1,419	1,428	1,477	1,545	1,467
Average daily wages per occupied unit	41	40	40	39	40

Payroll taxes and employee benefits	45,523	40,981	41,706	41,358	169,568
Percent of salaries and wages	35.6%	31.5%	30.7%	29.1%	31.7%

Prior year self-insurance reserve adjustments	7,482	5,654	288	5,952	19,376

Utilities	18,595	16,963	21,090	20,521	77,169
Average monthly cost per occupied unit	177	160	191	173	176

Facility maintenance and repairs	11,830	11,674	12,783	12,365	48,652
Average monthly cost per occupied unit	113	110	116	105	111

All other community operating expenses	81,140	81,970	84,945	92,098	340,153
Average monthly cost per occupied unit	773	773	770	778	774

Community operating expenses	292,283	287,146	296,661	314,463	1,190,553
Ancillary services operating expenses	31,458	32,702	32,966	34,962	132,088
Total community and ancillary services operating expenses	323,741	319,848	329,627	349,425	1,322,641

Community operating income	$129,079	$138,290	$145,423	$154,964	$567,756
Consolidated operating income	$138,978	$147,962	$154,231	$163,259	$604,430

Operating income margin - Communities	30.6%	32.5%	32.9%	33.0%	32.3%
Operating income margin - Consolidated	30.0%	31.6%	31.9%	31.8%	31.4%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information
For the Quarters Ended
(unaudited)
(Community and ancillary revenue and operating expense in thousands)

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	YTD 2013
Consolidated:
Average consolidated communities	463	465	476	500	476
Community and ancillary revenue	$462,719	$467,810	$483,858	$512,684	$1,927,071
Community and ancillary operating expense	323,741	319,848	329,627	349,425	1,322,641
Average occupancy	86.4%	86.7%	87.3%	87.8%	87.1%
Average monthly revenue per unit	$4,012	$4,014	$4,008	$3,968	$4,000
Operating income margin	30.0%	31.6%	31.9%	31.8%	31.4%

Consolidated Same Community:
Average consolidated communities	319	319	319	319	319
Community revenue	$320,426	$320,600	$322,400	$321,780	$1,285,206
Community operating expense	216,670	212,037	218,111	215,436	862,254
Average occupancy	86.7%	86.7%	87.1%	87.2%	86.9%
Average monthly revenue per unit	$4,249	$4,246	$4,252	$4,237	$4,246
Operating income margin	32.4%	33.9%	32.3%	33.0%	32.9%

Total Portfolio Same Community:
Average consolidated communities	469	469	469	469	469
Community revenue	$429,545	$431,535	$434,721	$433,509	$1,729,310
Community operating expense	289,460	285,125	292,856	287,983	1,155,424
Management fees	673	526	561	540	2,300
Average occupancy	86.5%	86.7%	87.0%	87.1%	86.8%
Average monthly revenue per unit	$4,018	$4,025	$4,040	$4,025	$4,027
Operating income margin	32.6%	33.9%	32.6%	33.6%	33.2%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information
For the Quarters Ended
(unaudited)
(Community and ancillary revenue and operating expense in thousands)

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	YTD 2012
Consolidated:
Average consolidated communities	328	327	325	414	349
Community and ancillary revenue	$317,923	$318,628	$323,874	$409,594	$1,370,019
Community and ancillary operating expense	213,473	213,571	216,943	275,648	919,635
Average occupancy	86.6%	86.4%	87.1%	86.8%	86.8%
Average monthly revenue per unit	$4,115	$4,140	$4,189	$4,077	$4,127
Operating income margin	32.9%	33.0%	33.0%	32.7%	32.9%

Consolidated Same Community:
Average consolidated communities	319	319	319	319	319
Community revenue	$312,142	$313,391	$319,282	$321,050	$1,265,865
Community operating expense	208,399	207,111	213,048	210,049	838,607
Average occupancy	86.9%	86.7%	87.3%	87.2%	87.0%
Average monthly revenue per unit	$4,129	$4,157	$4,202	$4,231	$4,180
Operating income margin	33.2%	33.9%	33.3%	34.6%	33.8%

Total Portfolio Same Community:
Average consolidated communities	469	469	469	469	469
Community revenue	$415,823	$418,023	$425,701	$428,883	$1,688,430
Community operating expense	278,820	278,230	285,937	281,727	1,124,714
Management fees	5,044	5,126	5,190	2,382	17,742
Average occupancy	86.1%	86.1%	86.8%	86.8%	86.5%
Average monthly revenue per unit	$3,905	$3,926	$3,968	$3,998	$3,949
Operating income margin	32.9%	33.4%	32.8%	34.3%	33.4%